UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 27, 2022
_________________________
Pinterest, Inc.
(Exact Name of Registrant as Specified in its Charter)
_________________________

Delaware	001-38872	26-3607129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Brannan Street
San Francisco, California 94107
(Address of principal executive offices, including zip code)

(415) 762-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 _________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	PINS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On October 25, 2022, Pinterest Inc. (the "Company") entered into an amended and restated five-year $400.0 million revolving credit facility (the “2022 revolving credit facility”), by and among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which replaced the Company's previous $500.0 million revolving credit facility entered on November 15, 2018. The 2022 revolving credit facility also contains an accordion option which, if exercised, would allow the Company to increase the aggregate commitments by up to $405.0 million provided the Company is able to secure additional lender commitments and satisfy certain other conditions. Interest on any borrowings under the 2022 revolving credit facility accrues at either an adjusted term Secured Overnight Financing Rate ("SOFR") plus 0.10% and a margin of 1.50% or at an alternative base rate plus a margin of 0.50%, at the Company's election. The Company is required to pay an annual commitment fee that accrues at 0.15% per annum on the unused portion of the aggregate commitments under the 2022 revolving credit facility.
The 2022 revolving credit facility also allows the Company to issue letters of credit up to $75.0 million, which reduce the amount the Company can borrow. The Company is required to pay a fee that accrues at 0.125% per annum on the average aggregate daily maximum amount available to be drawn under any outstanding letters of credit.
The 2022 revolving credit facility contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company's ability to incur indebtedness, grant liens, make distributions to holders of the Company's stock or the stock of the Company's subsidiaries, make investments or engage in transactions with the Company's affiliates. The 2022 revolving credit facility also contains a financial maintenance covenant: a maximum net leverage ratio of consolidated debt to consolidated EBITDA no greater than 3.50 to 1.00, subject to an increase up to 4.00 to 1.00 for a certain period following an acquisition. The obligations under the 2022 revolving credit facility are secured by liens on substantially all of our domestic assets, including certain domestic intellectual property assets. The Company is in compliance with all covenants, and there are no amounts outstanding under this facility as of October 27, 2022.
The description of the 2022 revolving credit facility provided above does not purport to be complete and is qualified in its entirety by reference to the full text of the revolving credit agreement, which will be filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.
Item 2.02. Results of Operations and Financial Condition.
On October 27, 2022, the Company announced its financial results for the quarter ended September 30, 2022 by issuing a press release. In its press release, the Company also announced that it would be holding a conference call on October 27, 2022 to discuss its financial results for the quarter ended September 30, 2022 and outlook. The text of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Company makes reference to non-GAAP financial information in the Company’s press release and the conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release.
This information included in this Item 2.02 of this Current Report on Form 8-K and the exhibit hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it been deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by Pinterest, Inc., dated October 27, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINTEREST, INC.

Date: October 27, 2022	By:	/s/ Todd Morgenfeld
Todd Morgenfeld
Chief Financial Officer and Head of Business Operations
(Principal Financial Officer)